EXHIBIT 10.3

                              CONSULTING AGREEMENT

AGREEMENT made this 17th day of November, 2001, by and between Management Solutions International, Inc., a Florida corporation with principal offices at 2232 E. Semoran Blvd., Apopka, FL 32703 ("MSI"), and Raven Moon Entertainment, Inc., a corporation with principal offices at 120 International Parkway, Suite 220, Heathrow, FL 32746 (the Client),

                                   WITNESSETH

WHEREAS, the Client is a corporation that requires a number of management and consulting services and,

WHEREAS, MSI represents that it is knowledgeable and experienced in many areas to search out capital resources and providing advice on presenting companies to the investment community, and is willing and capable of performing same for the Client.

NOW THEREFORE, by reason of these premises and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.   APPOINTMENT OF MSI:

     1.1 The Client hereby appoints MSI, to provide the Services (more fully described in Exhibit A and made a part of this Agreement) under the terms and conditions set forth herein for a period of Six (6) months, which will automatically be extended for an additional Three (3) months unless terminated under the terms set forth below in Section 4.0 Termination.

     1.2 If for any reason the Client is not able to perform its obligations under this Agreement, MSI shall bill for and be paid for its time and expenses to that point and this Agreement will be terminated and out-of-pocket expense are due upon submittal of invoice.

     1.3 MSI agrees to devote the time, attention, knowledge, and skill necessary to carry out its responsibility as it pertains to the work encompassed in Exhibit A of this Agreement.

2.   COMPENSATION:

     2.1 In consideration of providing Services, the Client agrees to pay MSI One Hundred and Fifty Thousand (150,000) restricted Shares of RMOO per month (representing approximately $1,500 per month for Service) with "piggyback" rights on all shares to be issued under this Agreement for a planned SB2 filing on or about September 30th, 2001, plus reimbursement of ordinary out of pocket expenses limited to $1,000 for the term of this agreement (any item over $100.00 must be pre-approved), when invoiced. If Client has not filed its SB2 by November 30th, 2001 the Client shall issue additional shares to match any shares previously issued and continue to make double payments in un-registered stock until free trading shares are available. The first payment of 450,000 Shares is due upon the signing of this Agreement and 150,000 within thirty (30) days, thereafter the first (90) ninety day period on a monthly basis until terminated plus

     2.2 MSI will receive Twelve (12%) percent commission on the wholesale price on all products which are sold through channels that MSI initiates during the term of this Agreement and such payments shall continue One (1) year after termination of this Agreement, plus

     2.3 In addition to the above compensation, Client agrees to pay MSI a finder fee of 10% of any monies raised by the Client from the Accreted Investors introduced to the Client by MSI over a period of two years from the date of this Agreement, plus;

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     2.4 Ten (10) options for common stock of the Client for every $100.00 raised. Each option shall have a Three (3) year period from the date of issue, by which MSI shall have the right to buy common shares of the Client at a fixed price of $.04 per share.

3.   CONFIDENTIALITY

     3.1 Both MSI and the Client agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each other's company. This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain.

     3.2 Both the Client and MSI expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.

4.   TERMINATION:

     4.1 The Client shall have the exclusive right to terminate this Agreement any time after the first 90 days by written notice if it is dissatisfied with the performance of MSI.

     4.2 This Agreement may also be terminated by the mutual agreement of the parties, or after the initial term by either party. Regardless of the reason of termination of this Agreement, the client agrees to pay MSI all monies owed up to the date of termination.

5.   ENTIRE AGREEMENT:

     5.1 This written Agreement contains the sole and entire agreement between the parties. It supersedes any and all other agreements written or verbal by and between the parties and any individuals who are employees or consultants of either "MSI" and Raven Moon Entertainment, Inc. The parties acknowledge and agree that neither has made any representation with respect to the subject matter of this Agreement or induced in any way the execution and delivery of this Agreement except as expressly stated in the terms of this Agreement. The parties further acknowledge that any previous statements or representations made by either party to the other are now null and void and of no effect.

6.   ARBITRATION:

     6.1 It is agreed by the parties that disputes arising out of the execution or interpretation of this Agreement shall be arbitrated under the rules of the American Arbitration Association. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action at the discretion of the arbitrator(s).

7.   JURISDICTION:

     7.1 This Agreement shall be deemed executed in the State of Florida and shall be construed under the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Management Solution International, Inc.     Raven Moon Entertainment, Inc.


By:  /s/  Marc Jablon                       By:  /s/  Joey DiFrancesco
   ------------------------------------       ---------------------------------
          Marc Jablon, CEO                            Joey DiFrancesco, CEO


                                    EXHIBIT A

THIS EXHIBIT is part of an Agreement made 17th day of September, 2001, by and between Management Solutions International, Inc., a Florida corporation with principal offices at 2232 E. Semoran Blvd., Apopka, FL 32703 ("MSI"), and Raven Moon Entertainment, Inc., a corporation with principal offices at 120 International parkway, Suite 220, Heathrow, FL 32746 (the Client).

Services To Be Provided:

The services listed below are available to the Client during the term of this Agreement and MSI will work closely with the Client to set priorities and objectives to be accomplished during this engagement.

     A) Assist in Defining Capital needs, Sources, Uses of Funds including the preparation of Terms of any Offering, Projections and Budgets within the first
(90) ninety day period.

     B) Assist in locating an introducing potential accredited investors to the Client and assist in any presentations to said potential investors so that Client can acquire the necessary funds it needs within the first (90) ninety days.

     C) Actively pursue securing various distribution channels for Client's products and services within the first (90) ninety days.

     D) Layout Time and Action Line to achieve Objectives for the Client within the first (90) ninety days.

     E) Other Business consulting (answering questions, introductions, etc.) as required so that the Client can achieve its objectives within the first (90) ninety days.

                                      /s/ JD (initials of Client representative)

                                      /s/ MJ (initials of MSI representative)

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